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                     August 25, 2022

       Mark Allen
       Chief Financial Officer
       Health Assurance Acquisition Corp.
       20 University Road
       Cambridge , Massachusetts 02138

                                                        Re: Health Assurance
Acquisition Corp.
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed March 30,
2022
                                                            File No. 001-39702

       Dear Mr. Allen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction